News Release

FOR IMMEDIATE RELEASE

KAL Energy Inc. Retains Grayling Global as Investor Relations Counsel

New York, NY - September 9, 2008 - KAL Energy, Inc. (Nasdaq OTCBB: KALG), a thermal coal explorer and developer, announced today that it has retained Grayling Global as the Company’s strategic investor relations and financial communications counsel.

William Bloking, Executive Chairman and President of KAL Energy, Inc. said, “We selected Grayling Global based on their broad experience, reputation, and proven track record of enhancing visibility and shareholder value for clients. Their extensive expertise and experience in the energy sector will be invaluable as we communicate with a broader audience.

“KAL is entering into a new pivotal phase which requires the right team to ensure excellent execution and communication. KAL is now firmly focused on exploring and developing its thermal coal resources in Kalimantan, Indonesia, one of the world’s most prolific coal exporting areas.” KAL owns the economic rights to two concessions in East Kalimantan, near the Mahakam River.

“We are currently advancing the work undertaken during our initial exploration program, which resulted in a JORC compliant inferred resource of 204 million tonnes of thermal coal. We are conducting additional exploration and other studies, such as aerial topography and transportation and environmental assessments, to determine the economic viability of the concessions. As soon as all studies are completed and, assuming that economic viability is established, KAL plans to begin the exploitation phase. While we still have some way to go to complete this very critical work, we are very excited about the overall project,” added Mr. Bloking.

“We are delighted to work with KAL Energy as we are able to draw from our experience and success in the energy/mining sector, and small-cap growth stock arenas,” stated Lucia Domville, Managing Director of Grayling Global. “The energy market is currently in the global spotlight and at an exciting phase right now. This is especially true for Asia, where KAL is focused, given its strong long term market fundamentals. We are looking forward to working with KAL Energy’s management team to develop a strategic communications program targeting current stakeholders, potential investors, and the public in general.”

About KAL Energy, Inc.
KAL Energy, Inc, through its wholly owned subsidiary of Thatcher Mining Pte. Ltd., has economic rights to two coal concessions near the Mahakam River in East Kalimantan, Indonesia. KAL Energy has commenced exploration programs and feasibility studies on these concessions to determine their commercial viability. The Company intends to develop and produce coal from these concessions in an socially, environmentally and economically sustainable manner, as guided by the Equator principles. End markets for KAL’s thermal coal product include local Indonesian consumers as well as export markets in India, China, North Asia, and Southeast Asia. KAL Energy is incorporated in the State of Delaware and is publicly traded on the NASDAQ OTCBB.

For further information regarding KAL Energy, Inc., please visit the website at http://www.kalenergyinc.com.

About Grayling Global

Grayling Global, a wholly owned subsidiary of Huntsworth PLC (LSE:HNT.L - News), is headquartered in London, with offices in New York, Brussels, Edinburgh, Los Angeles, Istanbul, Madrid, Moscow, Sacramento, Shanghai, Hong Kong and Tel Aviv. The firm focuses on providing services to privately held and publicly traded corporate clients in the areas of investor relations/financial communications, corporate communications, and public affairs. Additional information may be found at http://www.hfgcg.com.

Contact:
William Bloking
Executive Chairman and President
KAL Energy, Inc.
T. +62 21 521-1110
Email: w.bloking@kalenergyinc.com

Lucia Domville - Investor Relations
Grayling Global
T: +1 (646) 284-9416
E: ldomville@hfgcg.com

Ivette Almeida - Media Relations
Grayling Global
T: +1 (646) 284-9455
E: Ialmeida@hfgcg.com